EXHIBIT 10.1

MARK A. DICKEY
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 26th day of April, 2007, by and between Global Capacity Group, Inc., a Texas corporation (the “Company”), and Mark A. Dickey (the “Employee”).

RECITALS:

A. The Company is in the telecommunications business.

B. The Employee and the Company wish to enter into new terms of employment.

C. The Company desires to employ the Employee and Employee desires to be employed by the Company as Senior Vice President- Sales, Strategic Networks, subject to the terms, conditions and covenants hereinafter set forth.

D. As a condition of the Company employing the Employee, Employee has agreed not to divulge to the public the Company’s confidential information, not to solicit the Company’s vendors, customers or employees and not to compete with the Company, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, the Employee and the Company hereby agree as follows:

ARTICLE I
EMPLOYMENT

1.1 Employment. The Company hereby employs, engages and hires Employee, and Employee hereby accepts employment, upon the terms and conditions set forth in this Agreement. The Employee shall serve as Senior Vice President - Sales, Strategic Networks of the Company. The Employee shall have and fully perform the duties and responsibilities required for such job title and position and shall perform such additional services and discharge such other responsibilities as may be, from time to time, assigned or delegated by the Company, but in no case shall there be any significant increase in the job duties from the duties of the Employee prior to the signing of this Agreement.

1.2 Activities and Duties During Employment. Employee represents and warrants to the Company that Employee is free to accept employment with the Company and that Employee has no prior or other commitments or obligations of any kind to anyone else which would hinder or interfere with the performance of this Agreement.

Employee accepts the employment described in Article I of this Agreement and agrees to devote the necessary time to timely perform the duties and responsibilities fully, including the performance of such other services and responsibilities as the Company may from time to time stipulate. Employee shall be present on the Company premises or actively engaged in service to or on behalf of the Company during normal business hours Monday through Friday, excluding business travel and periods of personal leave, vacation and sick leave. However, Employee shall not be required to relocate from his personal residence without separate prior agreement between the parties.

ARTICLE II
TERM

2.1 Term. The term of employment under this Agreement shall be one (1) year (the “Initial Term”), commencing on the date of the Agreement. This Agreement may be renewed by mutual agreement of the two parties for subsequent one-year terms as agreed by the parties (each a “Renewal Term”). The Initial Term and any Renewal Terms shall herein be referred to as the “Employment Term”.

2.2 Termination. The Employment Term and employment of Employee may be terminated as follows:

(a) By the Company immediately for “Cause.” For the purpose of this Agreement, “Cause” shall mean: (i) conduct amounting to fraud, embezzlement, or illegal misconduct in connection with Employee’s duties under this Agreement; (ii) the conviction of Employee by a court of proper jurisdiction of (or his or her written, voluntary and freely given confession to) a crime which constitutes a felony (other than a traffic violation) or an indictment that results in material injury to the Company’s property, operation or reputation; (iii) the willful failure of Employee to comply with reasonable directions of the Company or any of the policies of the Company or (iv) willful misconduct or a material default by the Employee in the performance or observance of any promise or undertaking of Employee under this Agreement.

(b) Automatically, without the action of either party, upon the death of Employee (“Death”).

(c) By either party upon the Total Disability of the Employee. The Employee shall be considered to have a Total Disability for purposes of this Agreement if he or she is unable by reason of accident or illness to substantially perform his or her employment duties, and is expected to be in such condition for periods totaling six (6) months (whether or not consecutive) during any period of twelve (12) months. Nothing herein shall limit the Employee’s right to receive any payments to which Employee may be entitled under any disability or employee benefit plan of the Company or under any disability or insurance policy or plan. During a period of disability prior to termination hereunder, Employee shall continue to receive his or her full compensation (including base salary and bonus) and benefits, subject to offset to the extent of any disability insurance payments received by the Employee pursuant to any disability insurance policy maintained by or paid for by the Company.

(d) By the Employee upon ten (10) business days notice to the Company for Good Reason, which notice shall state the reason for termination. For the purpose of this Agreement, “Good Reason” shall mean any material failure by the Company to comply with the provisions of this Employment Agreement, including but not limited to, failure to timely pay any part of Employee’s compensation (including salary, sales commissions, performance compensation in any form, or bonus) or provide the benefits contemplated herein.

2.3 Cessation of Rights and Obligations: Survival of Certain Provisions. On the date of expiration or earlier termination of the Employment Term for any reason, all of the respective rights, duties, obligations and covenants of the parties, as set forth herein, shall, except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of said termination, and shall only survive as expressly provided for herein.

2.4 Cessation of Compensation. In lieu of any severance under any severance plan that the Company may then have in effect, and subject to (i) the receipt of a full and unconditional release from Employee and (ii) any amounts owed by the Employee to the Company under any contract, agreement or loan document entered into after the date hereof which relates solely to his or her employment with the Company (including, but not limited to, loans made by the Company to the Employee), the Company shall pay to the Employee, and the Employee shall be entitled to receive, the following amounts within thirty (30) days of the date of a termination of his or her employment:

(a) Voluntary Termination/Cause/Expiration of Term. Upon (i) Employee terminating his or her employment without Good Reason, (ii) the expiration of the Employment Term because the Employee or the Company elects to not extend the Employment Term, or (iii) a termination of the Employment Term for Cause by the Company the Employee shall be entitled to receive his or her or her base salary (which shall include any of his or her unused vacation pay for the year of such termination) and expense reimbursements solely through the date of termination.

(b) Death or Total Disability. Upon the termination of the Employment Term by reason of the Death or Total Disability of the Employee, the Employee (or, in the case of Death, his or her estate) shall be entitled to receive his base salary (which shall include any of his or her unused vacation pay for the year of such termination) and expense reimbursements solely through the date of termination, plus a lump sum equal to six months’ base compensation.

(c) Involuntary. Upon the termination of the Employment Term by the Employee for Good Reason, or by the Company due to Death, Total Disability or for reasons other than for Cause, the Employee shall be entitled to receive in a lump sum an amount equal to six months; base salary as severance , which shall be in lieu of any other payment for damages as a result of termination of this Agreement. The severance pay per this Section 2.4(d) shall be for the 6 full months following termination, irrespective of the remaining term of this Agreement. In addition, Employee shall upon termination of this Agreement per the terms of this Section 2.4(d), be entitled to prorated vacation pay and expense reimbursement through the date of termination. In addition, Employee shall be entitled to payment by the Company of the premiums for group health insurance coverage otherwise payable by Employee under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of 12 months following termination of this Agreement per this Section 2.4(d). It shall be a condition to Employee’s right to receive the payments described above that Employee shall be in compliance with all of the Employee’s obligations which survive termination hereof, including without limitation those arising under Articles IV and V hereof. The payments described above are intended to be in lieu of all other payments to which Employee might otherwise be entitled in respect of termination of Employee’s employment without Cause or due to “Good Reason” unless otherwise required by law or under other agreements between the parties.

2.5 Business Expenses.

(a) Reimbursement. The Company shall reimburse the Employee for all reasonable, ordinary, and necessary business expenses incurred by him or her in connection with the performance of his or her duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses. The reimbursement of business expenses will be governed by the policies of the Company from time-to-time and the terms otherwise set forth herein.

(b) Accounting. The Employee shall provide the Company with an accounting of his or her expenses, which accounting shall clearly reflect which expenses were incurred for proper business purposes in accordance with the policies adopted by the Company and as such are reimbursable by the Company. The Employee shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to the Employee within a reasonable time after receipt by the Company of appropriate documentation therefor.

2.6 Sole Compensation. Employee shall not be entitled to any other compensation from the Company than as set forth in Article II hereof as a result of termination of Employee’s employment. The foregoing shall not be construed to limit any rights of Employee to receive the Contingent Consideration under the Merger Agreement.

ARTICLE III
COMPENSATION AND BENEFITS

3.1 Compensation. During the Employment Term of this Agreement, the Company shall pay Employee such salary and bonus as set forth on Exhibit A.

3.2 Payment. All compensation shall be payable in intervals in accordance with the general payroll payment practice of the Company. The compensation shall be subject to such withholdings and deductions by the Company as are required by law.

3.3 Other Benefits. Employee shall be entitled to participate in any retirement, pension, profit-sharing, health plan, insurance, disability income, incentive compensation and welfare or any other benefit plan or plans of the Company which may now or hereafter be in effect and for which the Employee is eligible. Notwithstanding the forgoing, the Company shall be under no obligation to institute or continue the existence of any such benefit plan.

ARTICLE IV
CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETE AGREEMENT

4.1 Company. As used in this Article IV, the Company shall include the Company and each corporation, partnership, or other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

4.2 Negative Covenants. While Employee is employed by the Company and, following the termination of Employee’s employment for any reason, until the first anniversary of the date of termination of Employee’s employment by Company (“Date of Termination”), Employee will not, directly or indirectly:

(a) employ or attempt to employ any director, officer, or employee of the Company, or otherwise interfere with or disrupt any employment relationship (contractual or other) of the Company;

(b) solicit, request, advise, or induce any present or potential customer (defined by those companies from which the Company has either solicited business or have prepared marketing proposals for the solicitation of business within the past 12 months prior the Date of Termination), supplier, or other business contact of the Company to cancel, curtail, or otherwise change its relationship with the Company; or

(c) publicly criticize or disparage in any manner or by any means the Company or its management, policies, operations, products, services, practices, or personnel.

4.3 Trade Secrets. Employee hereby acknowledges and agrees that all non-public information and data of the Company, including without limitation that related to Trade Secrets as set forth in Section 5.3 hereof, are of substantial value to the Company, provide it with a substantial competitive advantage in its business, and are and have been maintained in the strictest confidence as trade secrets. Except as permitted by the Board, or as appropriate in the performance of Employee’s duties in the normal course of business, Employee shall not at any time disclose or make accessible to anyone any Trade Secrets.

4.4 Injunctive Relief. Employee acknowledges and agrees that this Article IV and each provision hereof are reasonable and necessary to ensure that the Company receives the expected benefits of this Agreement and that violation of this Section will harm the Company to such an extent that monetary damages alone would be an inadequate remedy. Consequently, in the event of any violation or threatened violation by Employee of any provision of this Article IV, the Company shall be entitled to an injunction (in addition to all other remedies it may have) restraining Employee from committing or continuing such violation. If any provision or application of this Section is held unlawful or unenforceable in any respect, this Section shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

4.5 Release. Prior to the payment of any amount pursuant to Section 2.4, Employee shall have executed a release in form and substance satisfactory to the Company. The release shall exclude those claims related to Employee’s vested Employee Options, vested Performance Options, Accrued Obligations, the obligations of Section 4.6, and any rights of indemnification from third party claims that existed prior to Employee’s termination.

4.6 Non-Disparagement. Upon termination of the Employee’s employment for any reason, the Company shall not publicly criticize or disparage in any manner or by any means the Employee. Upon termination of the Employee’s employment for any reason, Employee shall not publicly criticize or disparage in any manner or by any means the Company.

ARTICLE V

ASSIGNMENT OF INTELLECTUAL PROPERTY

5.1 Assignment of Patent Rights. If Employee, during the course of his or her employment with the Company, creates or discovers any patentable or potentially patentable invention or design, within the meaning of Title 35 of the United States Code, any utility or design patent that may be derived from any such invention or design created or discovered by Employee during the course of his or her employment with the Company shall be assigned to the Company. Employee agrees to fully cooperate with the Company in obtaining any such patents, and Employee further agrees to execute any and all documents the Company may deem necessary to obtain such patent or to document such assignment to the Company. Employee hereby designates the Company as his/her attorney-in-fact to execute any such documents relating to any such patent or assignment thereof to the Company;

5.2 Work For Hire. Employee agrees that any original work of authorship fixed in a tangible medium of expression, including but not limited to literary works; computer programs, software or other associated intangible property; network configuration; musical works, including any accompanying words; dramatic works, including any accompanying music; pantomimes and choreographic works; pictorial, graphic and sculptural works; motion pictures and other audiovisual works; sound recordings; and architectural works, within the meaning of Title 17 of the United States Code, created during the course of his or her employment with the Company shall be a “work for hire” within the meaning of Section 201(b) of the Copyright Act, 17 U.S.C. Section 201(b), and that all ownership rights comprised in the copyright shall vest exclusively in the Company. Employee agrees to fully cooperate with the Company in obtaining registration of any such copyright, except that the Company will be responsible for any and all fees and costs associated with obtaining any such copyright registration;

5.3 Trade Secrets. If Employee, during the course of his/her employment with the Company, discovers, invents, or produces, without limitation, any information, computer programs, software or other associated intangible property; network configuration, formulae, product, device, system, technique, drawing, program or process which is a “trade secret” as defined in his/her Employment Agreement or within the meaning of the Illinois Trade Secret Act (irrespective of where Employee is employed), such information, formulae, product, device, system, technique, drawing, program or process shall be assigned to the Company. Employee agrees to fully cooperate with the Company in protecting the value and secrecy of any such trade secret, and further agrees to execute any and all documents the Company deems necessary to document any such assignment to the Company. Employee appoints the Company as his/her attorney-in-fact to execute any documents the Company may deem necessary that relates to any such trade secret or assignment thereof to the Company;

ARTICLE VI
MISCELLANEOUS

6.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received (a) when delivered, if delivered personally, (b) four days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid, (c) one business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, and (d) on the date of delivery if delivered by telecopy, receipt confirmed, provided that a confirmation copy is sent on the next business day by first class mail, postage prepaid, in each case addressed as follows:

To Employee at his or her home address as set forth on the books and records of the Company with a copy to:

Company, at:	Global Capacity Group, Inc. Attention: Chief Employee Officer 125 South Wacker Drive - Suite 300 Chicago, IL 60606 Telephone: (630) 872-5820 Facsimile: (630) 872-5801

With a copy to:	Shefsky & Froelich Ltd. Attention: Mitchell D. Goldsmith, Esq. 111 East Wacker Drive - Suite 2800 Chicago, IL 60611 Telephone: (312) 836-4006 Facsimile: (312) 527-3194

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

6.2 Entire Agreement; Amendments, Etc. This Agreement contains the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as provided in Section 4.4(b), no modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.

6.3 Benefit. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, legal representatives and permitted assignees of Employee and the successors, assignees and transferees of the Company. This Agreement or any right or interest hereunder may not be assigned by Employee without the prior written consent of the Company. No implication shall be drawn in favor or against either party based upon the role of such party’s counsel in the drafting of this Agreement.

6.4 No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.

6.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein. This Agreement shall be construed in accordance with Illinois law; the parties consent to the state or local courts situated in Cook County, Illinois as the exclusive jurisdiction and venue for the resolution of any dispute with respect to this Agreement.

6.6 Compliance and Headings. Time is of the essence of this Agreement. The headings in this Agreement are intended to be for convenience and reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

6.7 Counterparts. This Agreement may be executed in one or more counterparts, whether by original, photocopy or facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

6.8 Recitals. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

6.9 Waiver of Jury Trial. All parties hereby agree, consent and waive any and all right to a trial by jury in any action to construe or enforce this Agreement or any of the rights, duties and obligations hereunder.

6.10 Survival. Notwithstanding anything to the contrary contained herein, the terms of Articles III, IV, V and VI hereof shall survive any termination of this Agreement and remain in full force and effect thereafter until each Article or portion of Article expires under its own terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the day and year first above written.

COMPANY:	EMPLOYEE:

Global Capacity Group, Inc.

Mark A. Dickey
By:
Its:

EXHIBIT A - ECONOMIC TERMS OF EMPLOYMENT AGREEMENT

Global Capacity Group, Inc./Mark A. Dickey

A. Compensation.

1.
Base Salary. During the Employment Term, the Company shall pay Employee such salary and benefits as shall be agreed upon each year between Employee and the Company. For the Initial Term, the Company shall pay Employee a base salary of $165,000 per year. Thereafter, the Company shall review the Employee’s base salary annually.

2.
Bonus or Commission Plan. The Company may, at the Company’s sole discretion, in addition to Employee’s base salary, pay Employee an annual bonus or Commission Plan with respect to each calendar year in the Employment Term. For the first ninety (90) days of Employee’s employment, Employee shall be paid a non-recoverable draw in the amount of $5,000 per month, payable at the end of the first, second and third calendar months of the term hereof.

3.
Other Benefits. Employee shall be entitled to participate in any retirement, pension, profit-sharing, health plan, insurance, disability income, incentive compensation, vacation and welfare or any other benefit plan or plans of the Company which may now or hereafter be in effect and for which he or she is eligible. In addition, Employee shall be entitled to a car allowance commensurate with the car allowance provided by the Company from time to time for employees of comparable levels of responsibility within the Capital Growth Systems, Inc. purview of employees.

4.
Vacation. Employee shall be entitled to up to three (3) weeks of paid vacation in each calendar year during the Employment Term, provided, however, that the Employee’s 2007 calendar year vacation shall be prorated for the portion of the calendar year remaining after the date hereof; Employee shall be entitled to carry forward from one calendar year during the Employment Term to the next calendar year up to one additional week’s vacation, to the extent it was accrued and not taken in the previous year (i.e. not more than 4 week’s total vacation can be taken in any year).

5.
On-Target Earnings. It is contemplated that the total compensation plan to be extended to Employee will provide him with “on-target earnings” of not less than $350,000 per year. For purposes of this Agreement, the term “on-target earnings” shall mean that if Employee satisfies the incentive goals established by the Company for Employee, then Employee shall have the ability to earn total compensation, including base salary, incentive compensation and other benefits, with a total value of not less than $350,000 per year.

A-1